Exhibit 99.1

STONE ENERGY CORPORATION

Announces Successful Utica Shale Exploration Well

LAFAYETTE, LA. December 8, 2014

Stone Energy Corporation (NYSE: SGY) today provided an operational update on its Utica shale exploration well at its Pribble Pad in West Virginia. The Pribble 6HU well (90% working interest) in Wetzel County, West Virginia produced from a 3,605 foot lateral at an average gas sales rate of approximately 30 Mmcf per day for the last 24 hours of a 5-day test period on a final choke size of 28/64” with 6500 psi of flowing casing pressure.

This test flow calculates to a rate of approximately 8 Mmcf per day per thousand feet of lateral length based on the total effective lateral length of 3,605 feet for the test well, one of the highest rates per thousand feet of lateral recorded for the Utica shale in the area.

“We are very excited about our successful Utica shale exploration well. The results from the Pribble 6HU well confirm the high potential of the Utica shale underlying our current liquids-rich Marcellus acreage position,” said David H. Welch, Chairman, President and Chief Executive Officer. “The production rate of 30 Mmcf per day, and certainly 8 Mmcf per day per thousand feet of lateral, is one of the highest Utica tests announced in the area. This well, along with the numerous third party Utica tests surrounding our acreage, has significantly de-risked our Utica position. We have already invested in land and infrastructure in this area due to our Marcellus shale efforts, and this previous investment should enhance our Utica returns. We have contracted a new dual-purpose Utica/Marcellus drilling rig with delivery expected in late 2015, and our Appalachian team will be establishing a development program for this exciting new play. Our Utica acreage position of almost 30,000 acres in the Mary field should allow for a multi-year development program.”

The Pribble 6HU well was completed in the Point Pleasant formation with 17 fracture stages with approximately 210 feet of spacing between each stage and approximately 375,000 pounds of proppant per stage. The Pribble 6HU was drilled to a true vertical depth of 11,350 feet.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.